Exhibit 99.1

2U Announces Senior Leadership Changes

Jim Shelton to leave company; Internal Leaders Promoted

Landover, Md. — May 4, 2016 - 2U, Inc. (NASDAQ: TWOU), today announced that Jim Shelton, president and chief impact officer, has decided to leave the company to join the Chan Zuckerberg Initiative to lead the education efforts, effective June 1, 2016. The Chan Zuckerberg Initiative, which was founded in December 2015 by Facebook CEO Mark Zuckerberg and Priscilla Chan to advance human potential and promote equality through the focus areas of personalized learning, curing disease, connecting people, and building strong communities.

Shelton has served as 2U’s chief impact officer since June 2015.

“In his time here, Jim has helped to refine 2U’s social impact strategy and also contributed to driving quality and innovation during a time of rapid growth for the company,” said Chip Paucek, 2U co-founder and CEO. “We congratulate Jim on his new role, which is clearly a once-in-a-lifetime opportunity for someone with his unique experience.”

“The decision to leave 2U was an extremely difficult one as it is rare to find a company so aligned with my personal mission to expand opportunity and great outcomes for students through innovation,” said Shelton. “2U’s approach to partnership and its focus on student outcomes are setting the standard for the sector and they are doing ground-breaking work in high-demand areas that lead to employment and wage growth for the students they serve, while also addressing critical gaps in the labor market. I’m proud to have played a role in the meaningful work 2U is doing; and I look forward to watching the company’s growth and impact in the future.”

Shelton’s responsibilities will be assumed by internal leadership.

“I’m pleased to announce internal promotions that clearly demonstrate the depth of our management bench,” said Paucek. “Our leadership team is strong and we are well prepared for the growth ahead.”

The company has promoted Jason Zocks from executive vice president and regional general manager to executive vice president of program management. In this role, he will oversee all aspects of managing 2U’s growing portfolio, which now includes 14 partners and 32 programs. Zocks came to 2U in 2008 with experience in finance and the real estate industry, including a role as vice president of a real estate fund focused on transactions with government, non-profits, and universities. In his role as the general manager of the Nursing@Georgetown program, Zocks built a successful program in a complex vertical, setting the standard for the management of future programs and opening the door to multiple verticals. He was also instrumental in developing the admissions and enrollment services departments.

“In his long tenure at 2U Jason has been a key driver of the company’s rapid growth and has also played a significant and meaningful role as a mentor and manager of our general managers of university partners,” said Paucek. “Jason’s experience is broad and varied and he is at his best when managing multiple complex projects and managing diverse, talented teams. He truly defined what a 2U general manager should be and set the standard for the best way to serve our partners.”

2U has also promoted Andrew Hermalyn from executive vice president and regional general manager to executive vice president of business development.  Hermalyn has held a wide range of leadership positions, including vice president of university relations, general manager of Semester Online and general manager of Syracuse University. In his new role, he will oversee university partnerships and new program strategy and implementation, and will continue to have responsibility for Syracuse University.

“Andrew has been with the company since its inception. As vice president of university relations, he was instrumental in securing many of our early partners. As the general manager of Syracuse University he is the driving force behind the growth of that relationship to our largest partner by number of programs,” said Paucek. “Andrew has a talent for convincing leaders that partnering with 2U will enable them to thrive in the 21st century, all while putting student outcomes first.”

Susan Cates will now oversee 2U’s impact strategy in addition to her responsibilities as 2U’s chief operating officer. Cates has more than two decades of experience in higher education, education investments, business development and executive learning and development and most recently served as president of executive development at the University of North Carolina Kenan-Flagler Business School and as founding executive director of MBA@UNC, its online MBA offering that is offered in partnership with 2U.

“Susan is a prominent and respected leader in higher education who is recognized for her commitment to student outcomes,” said Paucek. “Her experience in university leadership makes her uniquely qualified to lead our impact strategy.”

About 2U

2U partners with leading colleges and universities to deliver the world’s best online degree programs so students everywhere can reach their full potential. Our Platform, a fusion of cloud-based software-as-a-service technology and technology-enabled services, provides schools with the comprehensive operating infrastructure they need to attract, enroll, educate, support and graduate students globally. Blending live face-to-face classes, dynamic course content and real-world learning experiences, 2U’s No Back Row® approach ensures that every qualified student can experience the highest quality university education for the most successful outcome.

Investor Relations Contact: Ed Goodwin, Sr. Director of Investor Relations, 2U, Inc., egoodwin@2u.com

Media Contact: Cassie France-Kelly, VP of Public Relations, 2U, Inc., cfrance-kelly@2u.com